2AZ Putnam International Capital Opportunities Fund attachment
2/28/11 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
      Class A	        7,949
      Class C           96

72DD2
      Class M           40
      Class R	        656
      Class Y	        1,341

73A1
      Class A	        0.300
      Class C           0.051

73A2
      Class M           0.129
      Class R	        0.229
      Class Y	        0.384

74U1
      Class A		25,458
      Class B		1,192
      Class C		1,830

74U2
      Class M		307
      Class R		2,929
      Class Y		3,470

74V1
      Class A		36.88
      Class B		36.57
      Class C		36.61

74V2
      Class M		36.68
      Class R		36.33
      Class Y		36.91



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.